Exhibit 99.1

Socket Mobile Reports Second Quarter 2025 Results

FREMONT, Calif., – July 31, 2025 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and six months ended June 30, 2025.

Second Quarter 2025 Financial Highlights:

•	Revenue of $4.04 million, reflecting a 20% decrease compared to $5.08 million for the prior year’s quarter, and a 2% sequential increase compared to $4.0 million for the preceding quarter.

•	Gross margin of 49.9% versus 50.9% in the prior year’s quarter and 50.4% in the preceding quarter.

•	Operating expenses of $2.7 million, compared to $3.1 million in the prior year period and $2.9 million in the preceding quarter.

•	Operating loss amounted to $677,000, compared to a $535,000 loss in the prior year’s quarter, and a loss of $894,000 in the preceding quarter.

•	Cash balance as of June 30, 2025, was approximately $2.6 million, up from $1.7 million at March 31, 2025, due to the $1.5 million secured subordinated convertible note financing completed in May. The June 30 balance was also slightly higher than the $2.5 million reported at December 31, 2024

“We continued to experience weaker revenue trends throughout Q2, driven by a slower run rate,” said Kevin Mills, President, and Chief Executive Officer. “Additionally, concerns around potential tariffs led to significantly reduced purchases from our distributors. This resulted in a notable decline in bookings in Q2 2025, which in turn impacted our gross shipments.”

“We expect these headwinds to persist through the remainder of the year. In response, we raised $1.5 million through a secured subordinated convertible note financing and implemented cost-saving measures, including reductions in operating expenses, to help navigate this challenging period.”

“Despite the broader market challenges, our new XtremeScan products have been well received by initial customers and are gaining broader interest,” he continued. “The XtremeScan products are being used in conjunction with iOS devices to enable frontline workers to capture data more precisely, respond more decisively, and execute critical tasks with greater speed and confidence.”

“We look forward to sharing more details about our new product initiatives and strategies to drive revenue growth during our upcoming conference call,” concluded Mr. Mills.

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Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. To join the live conference, please use the conference link https://join.broaddata.com/?id=socket-mobile-earnings-call or dial (800) 237-1091 toll-free from within the U.S. or (848) 488-9280 (toll).

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2025, Socket Mobile, Inc. All rights reserved.

 - Financial tables to follow -

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Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Revenue	$4,042	$5,081	$8,008	$10,059
Cost of revenue	2,024	2,497	3,992	4,970
Gross margin	2,018	2,584	4,016	5,089
Gross margin percent	49.9%	50.9%	50.2%	50.6%
Research & development	1,101	1,232	2,233	2,440
Sales & marketing	1,025	1,154	2,131	2,185
General & administrative	569	733	1,223	1,484
Total operating expenses	2,695	3,119	5,587	6,109
Operating loss	(677)	(535)	(1,571)	(1,020)
Interest expense, net	(115)	(73)	(215)	(145)
Income tax benefit (expense)	—	—	—	—
Net loss	$(792)	$(608)	$(1,786)	$(1,165)
Net loss per share:
Basic	$(0.10)	$(0.08)	$(0.23)	$(0.16)
Fully diluted	$(0.10)	$(0.08)	$(0.23)	$(0.16)
Weighted average shares outstanding:
Basic	7,937	7,572	7,884	7,511
Fully diluted	7,937	7,572	7,884	7,511

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) June 30, 2025	December 31, 2024*
Cash	$2,605	$2,492
Accounts receivable	1,772	1,588
Inventories	4,844	4,942
Deferred costs on shipments to distributors	145	143
Other current assets	574	431
Property and equipment, net	2,358	2,787
Deferred tax assets	10,663	10,663
Intangible assets, net	1,369	1,432
Operating leases right-of-use assets	2,349	2,604
Other long-term assets	286	264
Total assets	$26,965	$27,346
Accounts payable and accrued liabilities	$1,850	$1,977
Subordinated convertible notes payable, net of discount	400	150
Subordinated convertible notes payable, net of discount-related party	5,076	3,818
Deferred revenue on shipments to distributors	374	392
Deferred service revenue	30	31
Operating lease liabilities	2,559	2,817
Total liabilities	$10,289	$9,185
Common stock	69,675	69,374
Accumulated deficit	(51,961)	(50,175)
Treasury stock	(1,038)	(1,038)
Total equity	$16,676	$18,161
Total liabilities and equity	$26,965	$27,346

*Derived from audited financial statements.

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